Exhibit 5(a) W. Eric Marr Senior Counsel PPL 645 Hamilton Street Allentown, PA 18101 Tel. 610.774.7445 Fax 610.774.4102 August 9, 2024 PPL Corporation 645 Hamilton Street Allentown, PA 18101 Ladies and Gentlemen: I am Senior Counsel of PPL Services Corporation, an affiliate of PPL Corporation, a Pennsylvania corporation (the “Guarantor”) and PPL Capital Funding, Inc. (the “Company”). In this capacity, I have acted as counsel to the Company and the Guarantor in connection with their joint registration statement on Form S-3 (File Nos. 333-277140 and 333-277140-04) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of $750,000,000 in aggregate principal amount of its 5.250% Senior Notes due 2034 (the “Notes”), to be guaranteed by the Guarantor as to payment of principal, premium, if any, and interest, pursuant to guarantees of the Guarantor (the “Guarantees”). The Notes are to be issued under an Indenture dated as of November 1, 1997 among the Company, the Guarantor and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”), as previously supplemented and as supplemented by Supplemental Indenture No. 18 thereto providing for the Notes (such Indenture, as so supplemented, being referred to herein as the “Indenture”), and to be sold pursuant to the Underwriting Agreement dated August 6, 2024 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein. I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinions expressed below. On the basis of the foregoing assumptions and such examination and review, and subject to the limitations and qualifications stated herein, I advise you that I am of the opinion that: (i) the Guarantor is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania, with corporate power to enter into, and perform its obligations under, the Guarantees and the Indenture; (ii) the Guarantees have been duly authorized, executed and delivered by the Guarantor;

August 9, 2024 Page 2 (iii) the Indenture has been duly authorized, executed and delivered by the Guarantor; and (iv) the execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, the Indenture and the Guarantees will not contravene the Amended and Restated Articles of Incorporation or Amended and Restated By-laws of the Guarantor. I hereby authorize and consent to the filing of this opinion as an exhibit to a report on Form 8-K (the “Report”) to be filed by the Guarantor on the date hereof and to its incorporation by reference into the Registration Statement. In addition, I authorize and consent to the references to me under the caption “Validity of the Notes and the Guarantees” in the Registration Statement and in the prospectus supplement constituting a part thereof. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania. In rendering its opinion filed as an exhibit to the Report, Davis Polk & Wardwell LLP may rely upon this opinion as to matters of Pennsylvania law addressed herein as if this opinion were addressed directly to them.

Exhibit 5(a) [Signature Page to the Exhibit 5 Opinion of W. Eric Marr] Very truly yours, By: /s/ W. Eric Marr Name: W. Eric Marr Title: Senior Counsel